March 18, 2008

U.S. Securities and Exchange Commission Division of Corporate Finance 100 F Street,
N.E. Washington, DC 20549 USA

Dear Ladies and Gentlemen:

We are the former independent auditors of Aztec Oil & Gas, Inc. (the “Company”). We have read the Company’s current report on Form 8-K, dated on or around March 18, 2007, and are in agreement with the statements regarding our firm as included in item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas